Press
Release

Contact:    Mark E. Patten, Senior Vice President and CFO
                 mpatten@ctlc.com
Phone:       (386) 944-5643
Facsimile:   (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FOURTH QUARTER AND YEAR END 2014 EARNINGS, ANNOUNCES 2015 GUIDANCE AND EXPLORATION OF REIT CONVERSION

DAYTONA BEACH, FLORIDA, February 10, 2015. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results for the fourth quarter and year ended December 31, 2014.

SIGNIFICANT ACTIVITIES

Operating results for the quarter ended December 31, 2014 (compared to the same quarter in 2013):

·	Total revenue decreased approximately 17.7% to $8.1 million primarily due to the timing of land sales year-over-year;

·	Net operating income was approximately $2.0 million, a decrease of 34.3%;

·	Net income per share was $0.12 versus $0.32;

·	Net operating loss from Golf Operations was approximately ($95,000), versus ($16,000); and

·
Net operating income and net income per share for the quarter ended December 31, 2014 decreased due to the impact of the timing of land sales previously noted and the termination of the pension plan, which was completed in November 2014 and resulted in a charge of approximately $0.6 million or $0.10 per share, after tax, of which approximately $0.07 of the charge was non-cash, with the charge classified to general and administrative expense.

Operating results for the year ended December 31, 2014 (compared to the year ended 2013):

·	Total revenue increased approximately 37.5% to $35.5 million;

·	Net operating income was approximately $12.6 million, an increase of 100.5%;

·	Net income per share was $1.11 versus $0.64, an increase of 73.4%;

·	Net operating loss from Golf Operations improved by approximately $6,900 or 1.7%; and

·
The termination of our pension plan was completed, resulting in a charge to earnings of approximately $0.5 million or $0.09 per share, after tax, for the year ended December 31, 2014, of which $0.07 per share was non-cash.

OTHER HIGHLIGHTS

Other highlights for the year ended December 31, 2014, include the following:

·	Book value increased by approximately $8.2 million or $1.30 per share, to $128.4 million or $21.83 per share;

·
Invested, in aggregate, approximately $73.4 million in income properties and commercial loan investments, which amount assumes the full commitment of approximately $6.3 million on our construction loan investment, an increase of 29% over 2013;

·
Received cash of approximately $278,000 and $537,000 for impact fees for the fourth quarter and twelve months ended December 31, 2014, respectively, versus approximately $51,000 and $232,000 in the same period of 2013, respectively; and

·
Debt totaled approximately $103.9 million, with $31.5 million of available borrowing capacity on our credit facility; cash totaled approximately $1.9 million, and our leverage totaled less than 25% of total enterprise value.

Income Property Portfolio Update

Property Acquisitions

During the year ended December 31, 2014, the Company acquired two single-tenant income properties and two multi-tenant income properties for approximately $42.2 million located in Katy, Texas, Daytona Beach, Florida, Sarasota, Florida and Winter Park, Florida, respectively, diversifying into one new state and with two new national tenants.

On October 7, 2014, the Company acquired a 59,341 square-foot retail center, in Sarasota, Florida, spanning two city blocks, anchored by a 36,000 square-foot Whole Foods Market retail grocery store. The center also has approximately 23,000 square-feet of additional retail space including a Starbucks retail store, and a three level parking garage. The total purchase price was $19.1 million, and as of the acquisition date, the weighted average remaining term of the leases was approximately 7 years; and

On December 30, 2014, the Company acquired a two-parcel 112,292 square-foot retail shopping center in Winter Park, Florida as a redevelopment opportunity. The total purchase price was $3.1 million. As of the acquisition date, the current tenants are under short term leases. As part of the redevelopment activities planned for this property, the Company will likely terminate the majority of the leases.

Property Dispositions

On November 17, 2014, the Company sold its interest in the 14,560 square-foot building, located in Apopka, Florida, which was under lease to Walgreens but had been vacated by the tenant earlier in 2014, with a remaining lease term of 14.5 years, for proceeds of approximately $3.1 million, generating a loss of approximately $420,000. The loss was recognized as an impairment charge in the third quarter of 2014.

Portfolio Summary

At December 31, 2014, the Company owned thirty-six single-tenant income properties in ten states, with an average remaining lease term of approximately 9.3 years. In addition, the Company owned seven multi-tenant income properties located in Florida, of which five were self-developed, with an average remaining lease term of approximately 5.1 years.

Loan Investment Update

Loan Investments

During the year ended December 31, 2014, the Company acquired or originated five commercial loan investments for approximately $31.2 million, which amount assumes the full commitment of approximately $6.3 million on our construction loan investment secured by commercial real estate or the borrower’s equity interest in real estate located in Dallas, Texas, Sarasota, Florida, Phoenix, Arizona, Atlanta, Georgia and Ormond Beach, Florida.

On November 14, 2014, the Company acquired a first mortgage loan secured by a 1,000 acre land parcel in Ormond Beach, Florida which is fully entitled for over 1,500 single family homes. The Company purchased the $1.0 million performing loan at par. The loan matures in November 2015 and bears interest at LIBOR plus 725 basis points.

Portfolio Summary

At December 31, 2014, the Company owned five performing commercial loan investments which have an aggregate outstanding principal balance of $30.3 million. These loans are secured by real estate or the borrower’s equity interest in real estate located in four states and have an average remaining maturity of approximately 1.5 years and a weighted average interest rate of 7.9%.

Land Update

On October 31, 2014, the Company sold approximately 21.0 acres of land, which presented certain issues for development involving wetlands mitigation, for $625,000, resulting in a gain of approximately $545,000. As part of the transaction, in addition to the sale proceeds, the Company sold a specified amount of mitigation credits for $389,000.

For the year ended December 31, 2014, a total of approximately 99.7 acres were sold, which is less than 1% of our land holdings, for approximately $8.8 million.

As of January 31, 2015, the Company had six executed purchase and sale agreements with six different buyers whose intended use for the land under contract includes residential, retail, and office. These agreements, in aggregate, represent the potential sale of approximately 1,674 acres, or 16% of our land holdings, with anticipated sales proceeds totaling more than $47.0 million. The agreements contemplate closing dates ranging from the third quarter of 2015 to year end 2016, with some of the transactions expected to close in 2015 not contractually obligated to close until after 2015. Each of the transactions are in varying stages of due diligence by the various buyers, including, in some instances having made submissions to the planning and development departments of the applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon both the receipt of approvals from various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms, including the sales price.

Financial Results

Revenue

Total revenue for the year ended December 31, 2014 increased 37.5% to approximately $35.5 million, compared to approximately $25.8 million during the same period in 2013. This $9.7 million increase was primarily from an increase of approximately $2.1 million, or 16.7%, in revenue generated by our income properties, an increase of approximately $7.0 million, or 117.9%, in revenue from our real estate operations, approximately $0.5 million in income from our commercial loan investments, and a slight increase in revenue from our golf operations. Revenue from our real estate operations benefited from three land sales of approximately 99.7 acres in aggregate and revenue totaling approximately $8.7 million, compared to revenue of approximately $3.0 million in the same period in 2013, as well as higher revenues from our subsurface lease that was amended in September 2014. Total revenues for the quarter-ended December 31, 2014 decreased 17.7% to approximately $8.1 million compared to approximately $9.8 million during the same period in 2013. The lower total revenues of approximately $1.7 million during the fourth quarter of 2014, compared to the same period in 2013, reflects a decrease of 48.4% in revenue from our real estate operations, primarily resulting from fewer land transactions in the fourth quarter of 2014 than were closed in the same period in 2013.

Net Income

Net income for the year ended December 31, 2014 was approximately $6.4 million, an improvement of 73.3% compared to net income of approximately $3.7 million for the same period in 2013. Our results in 2014 benefited from an increase of approximately $9.7 million, or 37.5%, in revenues offset by an increase in our direct cost of revenues of approximately $1.4 million, or 13.0%, which reflect increased acquisition costs for properties acquired in 2014 and the cost of sales associated with our land transactions. Our general and administrative costs were higher by approximately 29.1%, or approximately $1.6 million, reflecting approximately $842,000 of a charge related to the termination of the pension plan, of which approximately $643,000 was non-cash, increased stock compensation costs in 2014 of approximately $370,000, and a non-cash legal reserve of approximately $110,000 recognized in connection with an adjustment to an existing environmental reserve. The non-cash general and administrative expenses, after tax, totaled approximately $1.2 million, and equated to $0.22 per share. Net income for the quarter-ended December 31, 2014, was approximately $0.7 million or $0.12 per share, compared to net income of approximately $1.9 million, or $0.32 per share, during the same period in 2013 due to the previously noted impact of the timing of land sales year-over-year and the termination of the pension plan, which was completed in November 2014.

Semi-Annual Dividend

The Company paid dividends of $0.07 per share in 2014, an increase of 16.7% from 2013. The Company paid a $0.04 per share dividend in November 2014. The Company has paid a dividend every year since 1976.

Full Year 2015 Guidance

The Company is issuing the following guidance for the year ended December 31, 2015, with regard to the Company’s range of estimates for operating results, investment and disposition activity, land sales and leverage:

●	Earnings per share (on a fully diluted basis)	$2.80 - $3.10 per share;
●	Acquisition of Income-Producing Assets	$70.0 million - $90.0 million;
●	Target Initial Investment Yields	6.00% - 8.0%;
●	Disposition of Non-Core Income Properties	$7.0 million - $15.0 million;
●	Target Disposition Yields	7.5% - 10.0%;
●	Land Transactions (sales value)	$25.0 million - $35.0 million; and
●	Leverage Target	< 40.0%

Exploration of REIT Conversion

Pursuant to authorization from its board of directors, the Company initiated a process to explore the potential conversion of the Company into a Real Estate Investment Trust (REIT) with a possible conversion date of January 1, 2017.

The Company and its board of directors believe that a REIT conversion could provide substantial benefits to the Company and its shareholders given the Company’s continuing significant growth in income producing real estate investments, in part, resulting from its anticipated monetization of approximately 16% of its land holdings in the near term and, the impact from the continued growth in taxable income.

Should the Company elect to convert to a REIT, which would require, among other things, the approval of its shareholders, the date of the conversion would be as of January 1st of the applicable calendar year, which the Company does not anticipate would occur prior to 2017. There can be no assurances that the Company will complete a REIT conversion or, if the conversion occurs, the year in which the conversion would take place. The Company does not expect to provide any further information on the REIT conversion process unless and until its board of directors has approved or directed a specific transaction or otherwise deems disclosure appropriate or necessary.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We’re pleased with our operating results for the year, having exceeded our targeted earnings per share despite the impact of approximately $0.09 per share of largely non-cash charges relating to the actuarial accounting required for terminating our pension plan, and another $0.14 in non-cash stock compensation.” Mr. Patten continued, “With regard to our exploration of converting to a REIT, as a REIT we would continue to be able to utilize the like-kind exchange structure to monetize our land holdings and reinvest in income producing assets.”  Mr. Patten continued, “In connection with a potential REIT election, the Company would be required to distribute to our shareholders the Company’s accumulated earnings and profits, encompassing the Company’s 104 years of historical earnings and any future earnings achieved prior to conversion. We would anticipate satisfying such a distribution requirement through a permitted combination of cash and common stock.”

John P. Albright, president and chief executive officer, stated, “Our earnings of $1.11 per share are the highest since 2007, with less than 1% of our land having been sold this last year.  With over 15% of our land currently under contract, we may surpass the largest EPS for CTO since we became a public company in 1969, which was $2.62 per share in 2005.” Mr. Albright continued, “We are pleased with the momentum that the local and regional markets are exhibiting at this point in the economic cycle. While residential activity is far from the robust activity from the last peak, commercial activity is more pronounced. Our investment guidance for 2015 builds on the growth from 2014, but is anticipated to occur in the latter half of the year.” Mr. Albright also stated, “Since we began the implementation of our strategy to unlock shareholder value in late 2011, we have expanded our income-producing asset portfolio with greater geographical diversification and with increasing tenant quality and we’ve implemented a loan investment strategy. In addition, because of the level of monetization of our land holdings that we expect to achieve in the near term, converting to a REIT may enhance shareholder value by having a more efficient tax structure which could be in the best interest of our shareholders as our federal income taxes have increased substantially in recent years and may continue to grow.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. In addition, these forward-looking statements include, but are not limited to, the Company’s plans, projections and estimates regarding (i) the possibility of converting to a REIT and the timing thereof, (ii) the potential advantages, benefits and impact of, and opportunities created by, converting into a REIT, (iii) its strategy and growth, (iv) its cost and allocation of capital, (v) its future earnings and profits and (vi) dividend plans.

Forward-looking statements are subject to certain events, factors and conditions, risks, uncertainties and assumptions that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Such risks and uncertainties include, among other things, prevailing market conditions and the following:

·
There are a number of implementation and operational complexities to address before the Company would decide whether to pursue conversion to a REIT, including possible changes in personnel and the management organization. The Company can provide no assurance as to whether it will ultimately convert to a REIT.

·
REIT qualification involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, as well as various factual determinations not entirely within the Company’s control. If the Company determines to convert to a REIT, the Company cannot give assurance that it will so qualify or remain so qualified in compliance with the applicable provisions of the tax code.

·	The Company can give no assurances that its board of directors will pursue a conversion to a REIT, even if there are no impediments to such conversion.

·	The Company’s exploration of a potential REIT conversion may create a potential diversion in our management's attention from traditional business concerns.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2014, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ended December 31, 2014.  The financial information in this release reflects the Company’s preliminary results subject to completion of the year-end review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS	(Unaudited)
Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	$15,316,566	$15,291,911
Golf Buildings, Improvements, and Equipment	3,323,177	3,103,979
Income Properties, Land, Buildings, and Improvements	193,977,711	154,902,374
Other Furnishings and Equipment	1,008,150	955,597
Construction in Progress	—	987,303
Total Property, Plant, and Equipment	213,625,604	175,241,164
Less, Accumulated Depreciation and Amortization	(15,628,153)	(13,260,856)
Property, Plant, and Equipment - Net	197,997,451	161,980,308
Land and Development Costs	23,205,749	23,768,914
Intangible Assets - Net	7,339,417	6,359,438
Impact Fee and Mitigation Credits	5,195,764	6,081,433
Commercial Loan Investments	30,208,074	18,845,053
Cash and Cash Equivalents	1,881,195	4,932,512
Restricted Cash	4,440,098	366,645
Investment Securities	821,436	729,814
Net Pension Asset	—	407,670
Refundable Income Taxes	267,280	—
Other Assets	4,566,291	2,711,893
Total Assets	$275,922,755	$226,183,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$859,225	$872,331
Accrued Liabilities	5,401,509	4,726,809
Deferred Revenue	2,718,543	3,344,351
Accrued Stock-Based Compensation	560,326	247,671
Income Taxes Payable	—	1,044,061
Deferred Income Taxes - Net	34,038,442	32,552,068
Long-Term Debt	103,940,011	63,227,032
Total Liabilities	147,518,056	106,014,323

Shareholders’ Equity:
Common Stock -25,000,000 shares authorized; $1 par value, 5,922,130 shares issued and 5,881,660 shares outstanding at December 31, 2014; 5,866,759 shares issued and 5,852,125 shares outstanding at December 31, 2013	5,862,063	5,767,192
Treasury Stock – 40,470 shares at December 31, 2014; 14,634 shares at December 31, 2013	(1,381,566)	(453,654)
Additional Paid-In Capital	11,289,846	8,509,976
Retained Earnings	112,561,115	106,581,305
Accumulated Other Comprehensive Income (Loss)	73,241	(235,462)
Total Shareholders’ Equity	128,404,699	120,169,357
Total Liabilities and Shareholders’ Equity	$275,922,755	$226,183,680

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Income Properties	$4,148,526	$3,382,537	$14,969,647	$12,828,214
Interest Income from Commercial Loan Investments	609,178	1,068,715	2,190,924	1,712,913
Real Estate Operations	2,030,605	3,934,788	12,955,820	5,945,510
Golf Operations	1,281,073	1,316,269	5,125,501	5,074,898
Agriculture and Other Income	19,779	127,281	277,831	276,309
Total Revenues	8,089,161	9,829,590	35,519,723	25,837,844
Direct Cost of Revenues
Income Properties	(673,154)	(295,052)	(1,954,534)	(1,333,974)
Real Estate Operations	(567,092)	(3,173,749)	(4,325,375)	(3,653,901)
Golf Operations	(1,375,734)	(1,332,737)	(5,530,743)	(5,487,075)
Agriculture and Other Income	(44,614)	(28,085)	(189,304)	(148,360)
Total Direct Cost of Revenue	(2,660,594)	(4,829,623)	(11,999,956)	(10,623,310)
General and Administrative Expenses	(2,454,591)	(1,211,731)	(7,017,236)	(5,433,562)
Impairment Charges	—	—	(421,040)	(616,278)
Depreciation and Amortization	(985,478)	(757,132)	(3,490,485)	(2,885,317)
Gain on Disposition of Assets	1,500	—	1,500	—
Total Operating Expenses	(6,099,163)	(6,798,486)	(22,927,217)	(19,558,467)
Operating Income	1,989,998	3,031,104	12,592,506	6,279,377
Interest Income	19,172	14	61,736	405
Interest Expense	(884,978)	(510,538)	(2,439,561)	(1,826,564)
Income from Continuing Operations Before Income Tax	1,124,192	2,520,580	10,214,681	4,453,218
Income Tax Expense	(442,380)	(1,155,559)	(3,830,863)	(1,891,680)
Income from Continuing Operations	681,812	1,365,021	6,383,818	2,561,538
Income from Discontinued Operations (Net of Tax)	—	487,107	—	1,121,709
Net Income	$681,812	$1,852,128	$6,383,818	$3,683,247
Per Share Information:
Basic
Income from Continuing Operations	$0.12	$0.24	$1.11	$0.44
Income from Discontinued Operations (Net of Tax)	—	0.08	—	0.20
Net Income	$0.12	$0.32	$1.11	$0.64
Diluted
Income from Continuing Operations	$0.12	$0.24	$1.10	$0.44
Income from Discontinued Operations (Net of Tax)	—	0.08	—	0.20
Net Income	$0.12	$0.32	$1.10	$0.64
Dividends Declared and Paid	$0.04	$0.03	$0.07	$0.06

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